UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 17, 2005

XTEN NETWORKS INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-50346

(Commission File Number)

20-0004161

(IRS Employer Identification No.)

320-5201 Great America Parkway, Santa Clara, CA 95054

(Address of principal executive offices and Zip Code)

408.876.4346

Registrant's telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 17, 2005, Mark Bruk resigned as our chief executive officer and Erik Lagerway resigned as our president and chief operating officer. Effective June 17, 2005, Larry Timlick was appointed as our new president and a member of our board of directors. Messrs. Bruk and Lagerway will continue to act as members of our board of directors.

With over 22 years of technical sales and management experience, the last 13 years of which was at Cisco Systems Canada (1991-2004), Larry brings extensive knowledge of the Enterprise and Service Provider markets. Larry was responsible for developing a sales region for Telus, a major telecommunications carrier in Canada, which was named Region of the Year, Americas International FY 2004. Under his leadership in this region, sales and technical teams increased accounts from $25 million to over $115 million in two years. Larry had many accomplishments with Cisco Systems, including: Top Americas International Performer – Regional Manager FY 2000; Highest Regional Percentage of Goal – Americas International FY 2000 (152% of Goal); Top Canadian Regional Performance FY 2001 – Western Region Service Providers (120% of Goal); and Top Customer Satisfaction Americas International FY 2002. As the first Cisco Systems Employee in Western Canada, Larry expanded the business and opened offices in Vancouver, Calgary, Edmonton, Regina and Winnipeg. Larry has also held management positions with AT&T Canada and Telex/Tulsa Computer Products.

We entered into an employment agreement with Larry Timlick whereby we have agreed to pay him an annual salary of CDN$225,000 in consideration of him serving as the president of our company and its subsidiaries. We have granted stock options to acquire up to 1,500,000 shares of our common stock at US$0.74 per share, with 25% vesting at the end of the first year of his employment and 1/36 of the remaining 75% vesting every month after the first year. He is also entitled to participate in our benefits program. We have also agreed to make certain severance payments should we terminate his employment without just cause.

Our board of directors now consists of Messrs. Larry Timlick, Mark Bruk and Erik Lagerway.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XTEN NETWORKS INC.

By: /s/ Larry Timlick

Larry Timlick

President

Date: June 22, 2005